Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

U.S.A.

China International Capital Corporation Hong Kong Securities Limited

29th Floor, One International Finance Centre

1 Harbour View Street, Central

Hong Kong

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

As representatives of the prospective underwriters

VIA EDGAR

June 17, 2021

Office of Technology

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Mail Stop 4561

Washington, D.C. 20549

Attention:	Mr. Stephen Krikorian, Accounting Branch Chief Mr. Ryan Rohn, Senior Staff Accountant Ms. Jan Woo, Esq., Legal Branch Chief Mr. Matthew Crispino, Esq., Staff Attorney

Re:	Full Truck Alliance Co. Ltd. (CIK No. 0001838413) (the “Company”) Registration Statement on Form F-1 (File No.: 333-256564), as amended Registration Statement on Form 8-A (File No.: 001-40507)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00 p.m., Eastern Daylight Time, on June 21, 2021, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that between June 15, 2021 and the date hereof, 50 copies of the Company’s Preliminary Prospectus dated June 15, 2021 were distributed to prospective underwriters, institutional investors, dealers and others.

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We have been advised by the prospective underwriters that they have complied and will continue to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

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Very truly yours,

Morgan Stanley & Co. LLC
China International Capital Corporation Hong Kong Securities Limited
Goldman Sachs (Asia) L.L.C.

As representatives of the prospective underwriters

Very truly yours,

Morgan Stanley & Co. LLC

By:	/s/ Robert Holley
Name:	Robert Holley
Title:	Vice President

[Signature Page to Acceleration Request]

Very truly yours,

China International Capital Corporation Hong Kong Securities Limited

By:	/s/ Sulan Yang
Name:	Sulan Yang
Title:	Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

Goldman Sachs (Asia) L.L.C.

By:	/s/ Edward Byun
Name:	Edward Byun
Title:	Managing Director

[Signature Page to Acceleration Request]